                                                Registration No. 333-72453
                                                Filed pursuant to rule 424(b)(5)


                 SUBJECT TO COMPLETION, DATED FEBRUARY 21, 2000
      PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 3, 1999

                                 $1,500,000,000

                         Household Finance Corporation

                             % Notes due March   , 200

                                   ---------

  We will pay interest on the Notes on each March    and September   . The
first interest payment will be made on September   , 2000. We may not redeem
the Notes prior to their maturity on March   , 200  unless certain events occur
involving United States taxation. There is no sinking fund for the Notes.

  We have applied to list the Notes on the Luxembourg Stock Exchange.

                                                      Underwriting
                                           Price to   Discounts and Proceeds to
                                          Public (1)   Commissions  Company (1)
                                         ------------ ------------- ------------
Per Note................................         %           %              %
Total................................... $             $            $

(1)Plus accrued interest, if any, from March   , 2000.

  Delivery of the Notes, in book-entry form only, will be made through The
Depository Trust Company on or about March   , 2000. The Notes have been
approved for clearance through the Clearstream Luxembourg (formerly Cedelbank) and Euroclear Systems.

  Neither the Securities and Exchange Commission nor any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of these Notes or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                               Joint Bookrunners

Chase Securities Inc.                                 Credit Suisse First Boston

           The date of this prospectus supplement is March   , 2000.
This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 ------------

                               TABLE OF CONTENTS





                                      Page                                                 Page
                                      ----                                                 ----
        Prospectus Supplement                                    Prospectus
Use of Proceeds......................  S-3           About This Prospectus...............    2
Ratio of Earnings to Fixed Charges...  S-3           Where You Can Find More
Capitalization of HFC................  S-3           Information........................     2
Selected Financial Information of                    Special Note Regarding Forward-
 HFC.................................  S-4           Looking Statements.................     2
Description of Notes.................  S-6           Household Finance Corporation.......    3
Underwriting......................... S-10           Use of Proceeds.....................    3
Notice to Canadian Residents......... S-12           Ratio of Earnings to Fixed Charges..    3
Legal Opinions....................... S-13           Description of Debt Securities......    4
Experts.............................. S-13           Description of Warrants.............   13
General Information.................. S-13           Certain United States Tax
                                                     Documentation Requirements.........    14
                                                     United States Taxation of Non-United
                                                     States Persons.....................    16
                                                     Plan of Distribution................   18
                                                     ERISA Matters.......................   18
                                                     Legal Opinions......................   19
                                                     Experts.............................   19


                                 ------------

   You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Company has not authorized anyone to provide you with information different from that contained in this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement and the accompanying Prospectus may only be used where it is legal to sell these securities. The information contained in this Prospectus Supplement and the accompanying Prospectus is accurate only as of the date of this Prospectus Supplement and the date of the accompanying Prospectus, regardless of the time of delivery of this Prospectus Supplement or any sales of the Notes.

   In this Prospectus Supplement and the accompanying Prospectus, the "Company," "HFC" and "we" refer to Household Finance Corporation.

   The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See "Underwriting."

   This Prospectus Supplement and the accompanying Prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to the Company. The Company accepts responsibility for the information contained in this Prospectus Supplement and the accompanying Prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein or in the Prospectus misleading in any material respect.

   The distribution of this Prospectus Supplement and Prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus Supplement and the Prospectus come should inform themselves about and observe any such restrictions. This Prospectus Supplement and the Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting."

   References herein to "$" and "dollars" are to the currency of the United States.

   HFC will provide without charge to each person (including any beneficial owner), on the written or oral request of any such person, a copy of any or all documents referred to under the heading "Where You Can Find More Information" in the accompanying Prospectus (other than exhibits to such documents). Requests should be directed to: Household Finance Corporation, 2700 Sanders Road, Prospect Heights, Illinois 60070, Attention: Office of the Secretary, Telephone: 847-564-5000. In addition, such documents are also available free of charge at the office of Banque Internationale a Luxembourg societe anonyme, 69, route d' Esch, L-2953 Luxembourg.

                                USE OF PROCEEDS

   HFC will apply the net proceeds (estimated to be approximately
$           ) from the sale of the Notes to its general funds to be used in its financial services business, including the funding of investments in, or extensions of credit to, affiliates of HFC. Pending such applications, the net proceeds will be used initially to reduce outstanding commercial paper of HFC. The proceeds of such commercial paper are used in connection with HFC's financial services business.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The ratio of earnings to fixed charges for the year ended December 31, 1999 was 1.72. See "Ratio of Earnings to Fixed Charges" in the accompanying Prospectus for additional information.

                             CAPITALIZATION OF HFC

   The following table sets forth the unaudited consolidated capitalization of HFC at December 31, 1999. The table should be read in conjunction with HFC's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Where You Can Find More Information" in the accompanying Prospectus. All amounts are stated in millions of U.S. dollars. Since December 31, 1999 there has been no material change in the consolidated capitalization of HFC.

                                                                  December  31,
                                                                      1999
                                                                  -------------
Commercial paper, bank and other borrowings......................   $ 8,780.2
Senior and senior subordinated debt (with original maturities
 over one year) (1)..............................................    30,383.6
                                                                    ---------
Total debt.......................................................    39,163.8
                                                                    ---------
Common shareholder's equity:
  Common stock, $1.00 par value, 1,000 shares authorized, issued
   and outstanding, and additional paid-in capital (2)...........     2,955.5
  Retained earnings..............................................     3,053.3
  Accumulated other comprehensive income.........................       (77.6)
                                                                    ---------
    Total common shareholder's equity............................     5,931.2
                                                                    ---------
      Total capitalization.......................................   $45,095.0
                                                                    =========

--------
(1) This table does not reflect the issuance of the Notes offered hereby.
(2) All of HFC's authorized common stock is owned by Household International.

                     SELECTED FINANCIAL INFORMATION OF HFC

   The financial information which is set forth below as of and for the two years ended December 31, 1998 has been derived from the consolidated financial statements and notes thereto of HFC and its subsidiaries as set forth in HFC's Annual Report on Form 10-K for the year ended December 31, 1998, which have been audited by Arthur Andersen LLP, independent certified public accountants. HFC's Form 10-K is incorporated herein by reference. The financial information which is set forth below as of and for the year ended December 31, 1999 is unaudited and should be read in conjunction with HFC's Current Report on Form 8-K dated February 10, 2000, which is incorporated by reference herein. All consolidated financial information of HFC and its subsidiaries presented below is qualified in its entirety by the detailed information and financial statements included in the documents referred to under "Where You Can Find More Information" in the accompanying Prospectus. All amounts are stated in millions of U.S. dollars.

                       Consolidated Statements of Income

                                                      Year Ended December 31,
                                                   -----------------------------
                                                      1999       1998     1997
                                                   ----------- -------- --------
                                                   (Unaudited)
Finance income...................................   $5,139.8   $4,581.4 $4,205.1
Other interest income............................       67.3       36.5     35.1
Interest expense.................................    2,152.7    1,995.5  1,853.5
                                                    --------   -------- --------
Net interest margin..............................    3,054.4    2,622.4  2,386.7
Provision for credit losses on owned receivables.    1,407.4    1,253.1  1,252.1
                                                    --------   -------- --------
Net interest margin after provision for credit
 losses..........................................    1,647.0    1,369.3  1,134.6
                                                    --------   -------- --------
Securitization income............................      794.9    1,058.5  1,232.0
Insurance revenues...............................      357.7      352.9    352.9
Investment income................................      154.4      146.7    152.6
Fee income.......................................      414.1      498.7    514.8
Other income.....................................      164.9      239.2    310.5
Gain on sale of Beneficial Canada................        --       189.4      --
                                                    --------   -------- --------
Total other revenues.............................    1,886.0    2,485.4  2,562.8
                                                    --------   -------- --------
Salaries and fringe benefits.....................      964.9      921.7    925.3
Other operating expenses.........................      629.4      889.9  1,233.1
Amortization of acquired intangibles and
 goodwill........................................      143.3      168.8    143.4
Policyholders' benefits..........................      224.7      207.6    236.6
Merger and integration related costs.............        --     1,000.0      --
                                                    --------   -------- --------
Total costs and expenses.........................    1,962.3    3,188.0  2,538.4
                                                    --------   -------- --------
Income before income taxes.......................    1,570.7      666.7  1,159.0
Income taxes.....................................      550.8      361.8    391.9
                                                    --------   -------- --------
Net income(1)....................................   $1,019.9   $  304.9 $  767.1
                                                    ========   ======== ========

--------
(1) Net operating income, which excludes merger and integration related costs and the gain on the sale of Beneficial Canada, was $937.4 million for the year ended December 31, 1998.

                          Consolidated Balance Sheets

                                                         December 31,
                                                -------------------------------
                                                   1999       1998      1997
                                                ----------- --------- ---------
                                                (Unaudited)
Assets
Cash...........................................  $ 1,487.2  $   428.4 $   545.3
Investment securities..........................    2,257.2    2,944.4   2,336.8
Receivables, net...............................   38,187.6   34,283.2  32,152.5
Advances to parent company and affiliates......      691.8      494.0      10.5
Acquired intangibles and goodwill, net.........    1,572.9    1,682.7   1,777.9
Properties and equipment, net..................      360.3      376.9     464.8
Real estate owned..............................      266.6      235.1     187.8
Other assets...................................    1,991.6    1,918.3   1,973.3
                                                 ---------  --------- ---------
  Total assets.................................  $46,815.2  $42,363.0 $39,448.9
                                                 =========  ========= =========
Liabilities and Shareholder's Equity
Deposits.......................................        --         --  $   555.3
Commercial paper, bank and other borrowings....  $ 8,780.2  $ 7,143.1   9,547.1
Senior and senior subordinated debt (with
 original maturities over one year)............   30,383.6   27,186.1  20,909.2
                                                 ---------  --------- ---------
  Total debt...................................   39,163.8   34,329.2  31,011.6
Insurance policy and claim reserves............    1,077.2    1,076.2   1,182.3
Other liabilities..............................      643.0    1,147.2   1,451.3
                                                 ---------  --------- ---------
  Total liabilities............................   40,884.0   36,552.6  33,645.2
Common shareholder's equity....................    5,931.2    5,810.4   5,803.7
                                                 ---------  --------- ---------
  Total liabilities and shareholder's equity...  $46,815.2  $42,363.0 $39,448.9
                                                 =========  ========= =========

                             DESCRIPTION OF NOTES

General

   The following description of the terms of the     % Notes due March   ,
200 (the "Notes") offered hereby (referred to in the Prospectus as the "Offered Debt Securities") supplements, insofar as such description relates to the Notes, the description of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The Notes are part of the Debt Securities registered by the Company with the Securities and Exchange Commission to be issued on terms to be determined at the time of sale. The Notes constitute senior unsecured debt of the Company and will rank on a parity with all other senior unsecured debt of the Company and prior to all subordinated debt. The Notes are to be issued as a series of Senior Debt Securities under an Indenture dated as of April 1, 1995 (the "Indenture"), between the Company and Bank One, National Association (as successor to The First National Bank of Chicago), as Trustee, which is more fully described in the accompanying Prospectus under "Description of Debt Securities--Senior Debt Securities."

   The Notes are not subject to redemption by the Company prior to maturity unless certain events occur involving U.S. taxation. See "Description of Notes--Redemption for Tax Reasons."

   The Notes will be issued in denominations of $1,000 and integral multiples
thereof. The Notes will mature on March   , 200 . At maturity, the amount due
and payable on the Notes will be equal to 100% of their principal amount outstanding, together with interest accrued but unpaid thereon to such maturity date.

   Any Notes issued in definitive form will be issued only in fully registered form, without coupons, in denominations of $1,000 and in integral multiples thereof, in the amount of each holder's registered holdings. Any Notes so issued will be registered in such names, and in such denominations, as the Depositary shall request. Such Notes may be presented for registration of transfer or exchange at the office of the Trustee in Chicago, Illinois and principal thereof and interest thereon will be payable at such office of the Trustee, provided that interest thereon may be paid by check mailed to the registered holders of the definitive Notes. In the event definitive Notes are issued, the holders thereof will be able to receive payments thereon and effect transfers thereof at the offices of Banque Internationale a Luxembourg or its successor as paying agent in Luxembourg with respect to the Notes.

   The Company has appointed Banque Internationale a Luxembourg as a paying agent and transfer agent in Luxembourg with respect to the Notes, and as long as the Notes are listed on the Luxembourg Stock Exchange, the Company will maintain a paying agent and transfer agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "Description of Notes--Notices."

Interest

   Interest on the Notes will accrue from and including March   , 2000 at the
rate of     % per annum and will be payable semiannually on each March    and
September   , beginning September   , 2000, to the persons in whose names the
Notes are registered at the close of business on the preceding February    or
August   , respectively, except that interest payable at maturity shall be paid to the same persons to whom principal of the Notes is payable. In the event any principal of or interest on the Notes is due on a day other than a Business Day (as defined below), the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after the date such principal or interest is due, as the case may be. "Business Day" with respect to any place of payment means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment are authorized or obligated by law or executive order to close. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

Depositary

   Upon issuance, all Notes will be represented by one or more fully registered global notes ("Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company or any successor thereto ("DTC" or the "Depositary"), as Depositary, and registered in the name of Cede & Co. (DTC's partnership nominee). Investors may elect to hold interests in the Global Notes through either the Depositary (in the United States) or Clearstream Banking, societe anonyme ("Clearstream Luxembourg") (formerly Cedelbank), or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. See "Description of Debt Securities--Book-Entry System" and "--Global Clearance and Settlement Procedures" in the accompanying Prospectus.

Notices

   Notices to holders of the Notes will be sent by mail to the registered holders and will be published, whether the Notes are in global or definitive form, and so long as the Notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the Notes are listed on the Luxembourg Stock Exchange, any change in the Luxembourg Paying Agent and Transfer Agent will be published in Luxembourg in the manner set forth above.

Further Issues

   The Company may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking pari passu with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes) and so that such further Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

Payment of Additional Amounts

   The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes, such additional amounts ("Additional Amounts") as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

     (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

       (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

       (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

       (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

       (d) being or having been a "10-percent shareholder" of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

       (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

     (2) to any holder that is not the sole beneficial owner of the Note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

     (3) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Note, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

     (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

     (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

     (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

     (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

     (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

   The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of Notes--Redemption for Tax Reasons," the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

   As used herein under the headings "Payment of Additional Amounts" and "Description of Notes--Redemption for Tax Reasons," and in the accompanying Prospectus under the headings "Certain United States Tax Documentation Requirements" and "United States Taxation of Non-United States Persons" the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a United States person. "Non-United States person" means a person who is not a United States person.

Redemption for Tax Reasons

   If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus Supplement, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts as described herein under the heading "Description of Notes--Payment of Additional Amounts," then the Company may, at its option redeem, as a whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid thereon to the date fixed for redemption.

Tax Documentation Requirements and Taxation of Non-United States Persons

   The Prospectus, under the headings "Certain United States Tax Documentation Requirements" and "United States Taxation of Non-United States Persons," describes regulations that, as of the date of the Prospectus, were proposed to become effective for payments made after December 31, 1999. On December 30, 1999 the Internal Revenue Service published in the Federal Register final regulations extending the effective date of these new regulations to payments made after December 31, 2000. Accordingly, except as described below, any reference in such sections to "December 31, 1999" should be read as a reference to "December 31, 2000." Despite this announced change, withholding agents are still authorized to use the new IRS Form W-8 series of tax certification forms described in the Prospectus prior to December 31, 1999.

Proposed EU Directive on the Taxation of Savings Income

   A proposal is under consideration which, if enacted, would oblige Member States of the European Union to adopt either a "withholding tax system" or an "information reporting system" in relation to interest, discounts and premiums. It is not known whether the proposal will be enacted in its present form or at all.

   The "withholding tax system" would generally require a paying agent established in a Member State to withhold tax at a minimum rate (15% or 20% are the rates currently in discussion) from any interest, discount or premium paid directly to an individual resident in another Member State who is the beneficial owner of the interest, discount or premium. However, no such withholding would be required if such individual were to present a certificate obtained from the tax authorities of the Member State in which he is a resident confirming that those authorities are aware of the payment due to that individual.

   The "information reporting system" would require each Member State to supply to each other Member State details of each payment of interest, discount or premium made by paying agents within its jurisdiction directly to an individual resident in each other Member State who is the beneficial owner of the interest, discount or premium.

   For these purposes, the term "paying agent" would be widely defined to include any agent or other person who pays interest, discounts or premiums to or collects such payments on behalf of, an individual beneficially entitled to such payments.

   If this proposal is adopted in its current form, it will not apply to payments of interest, discount or premium made before January 1, 2001.

   If this proposal is adopted in its current form no Additional Amounts will be payable by the Company in respect of any withholding tax required by this legislation to be deducted.

                                 UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated March   , 2000, we have agreed to sell the underwriters named
below the following respective principal amounts of the Notes:

                                                                   Principal
          Underwriter                                                Amount
          -----------                                            --------------
      Chase Securities Inc. .................................... $
      Credit Suisse First Boston Corporation....................
                                                                 --------------
          Total................................................. $
                                                                 ==============

   The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes, if any are purchased. The underwriting agreement provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the offering of the Notes may be terminated.

   The underwriters propose to offer the Notes initially at the public offering price on the cover page of this prospectus supplement and to selling
group members at that price less a concession of    % of the principal amount
per Note. The underwriters and selling group members may allow a discount of
    % of such principal amount per Note on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the underwriters.

   Although application has been made to list the Notes on the Luxembourg Stock Exchange, a listing may not be obtained. The Notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make in that respect.

   We estimate that our out of pocket expenses for this offering will be
approximately $       .

   Some of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including commercial and investment banking services, for, the Company and its affiliates in the ordinary course of business.

   The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

   Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in the underwriting agreement.

   In particular, each underwriter has represented and agreed that:

     (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     (ii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on;

     (iii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom;

     (iv) it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

     (v) it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect of the sale of the Notes and that it will comply with the Securities Selling Prospectus Act (the "Act") of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgeset:). In particular, each Underwriter has undertaken not to engage in public offering (offentliche Anbieten) in the Federal Republic of Germany with respect to any Notes otherwise than in accordance with the Act and any other act replacing or supplementing the Act and all other applicable laws and regulations; and

     (vi) the Notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France the Prospectus Supplement, the Prospectus or any other offering material relating to the Notes.

   The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     . Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions.

     . Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Neither the Company nor the underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

   It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus, which is the fifth business day following the date hereof. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

                         NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with the available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

   Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws or an offering memorandum,
(ii) where required by law, that such purchaser is purchasing as principal and not as agent, (iii) if in Quebec, such purchaser shall be deemed to have agreed that all documents relating to such purchase be in English only, and
(iv) such purchaser has reviewed and acknowledges the terms above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provision of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada on the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of the Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                                LEGAL OPINIONS

   The legality of the Notes will be passed upon for HFC by John W. Blenke, Vice President--Corporate Law and Assistant Secretary for Household International, Inc., the parent of HFC. Certain legal matters will be passed upon for the underwriters by McDermott, Will & Emery, Chicago, Illinois. Mr. Blenke is a full-time employee and an officer of Household International, Inc. and owns, and holds options to purchase, shares of Common Stock of Household International, Inc.

                                    EXPERTS

   The consolidated financial statements and schedules of HFC and its subsidiaries incorporated by reference in this Prospectus Supplement, to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                              GENERAL INFORMATION

   Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of the Company and a legal notice relating to the issuance of the Notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this Prospectus Supplement, the accompanying Prospectus, the Indenture, the form of Underwriting Agreement and the Company's current Annual Report on Form 10-K. Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as all such future reports, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Banque Internationale a Luxembourg, in Luxembourg. Banque Internationale a Luxembourg will act as intermediary between the Luxembourg Stock Exchange and the Company and the holders of the Notes, as long as the Notes are represented by Global Notes. In addition, copies of the above reports of the Company may be obtained free of charge at such office.

   Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in the financial position of the Company since December 31, 1999.

   The independent accountants of the Company are Arthur Andersen LLP, Chicago, Illinois.

   Other than as disclosed or contemplated in the documents incorporated herein by reference, neither the Company nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Notes and the Company is not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

   Resolutions relating to the issue and sale of the Notes were adopted by the
Board of Directors of the Company on March   , 2000.

   The Notes, the Indenture and the Underwriting Agreement are governed by, and shall be construed in accordance with, the laws of the State of Illinois, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

   The Notes have been assigned Euroclear and Cedel Common Code No.          ,
International Security Identification Number (ISIN)              and CUSIP No.
         .

                        PRINCIPAL OFFICE OF THE COMPANY

                               2700 Sanders Road
                        Prospect Heights, Illinois 60070

                             TRUSTEE AND REGISTRAR

                         Bank One, National Association
                             Corporate Trust Office
                                1 Bank One Plaza
                                 Suite IL1-0126
                            Chicago, Illinois 60670

                     LUXEMBOURG PAYING AGENT/TRANSFER AGENT

                    Banque Internationale a Luxembourg S.A.
                                69, route d'Esch
                               L-2953 Luxembourg

                                 LISTING AGENT

                    Banque Internationale a Luxembourg S.A.
                                69, route d'Esch
                               L-2953 Luxembourg

                                 LEGAL ADVISERS

             To the Company                       To the Underwriters
        as to United States Law                 as to United States Law
          John W. Blenke, Esq.                  McDermott, Will & Emery
           2700 Sanders Road                      227 W. Monroe Street
    Prospect Heights, Illinois 60070            Chicago, Illinois 60606

                                 To the Company
                          as to United States Tax Law
                                Sidley & Austin
                            One First National Plaza
                            Chicago, Illinois 60603

                            AUDITORS TO THE COMPANY

                              Arthur Andersen LLP
                             33 West Monroe Street
                            Chicago, Illinois 60603